Exhibit 10.3

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to that certain Employment Agreement ("Amended Agreement") between Campus Crest Communities, Inc. (the "Company") and Robert Dann, an individual ("Employee") (the Company and Employee are hereinafter collectively referred to as the "Parties") is made and entered into as of the 5th day of August, 2013 (the "Effective Date").

RECITALS

A.           The Parties previously executed that certain Employment Agreement dated March 29, 2011 (the "2011 Agreement"), a copy of which is attached hereto as Exhibit A.

B.           The Parties now mutually desire to amend and modify the 2011 Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements of the Parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.          Effective Date. The effective date of the 2011 Agreement is hereby amended to January 1, 2013.

2.          Title. The first two sentences of Section 1 of the Agreement are hereby amended as follows: “The Company hereby employs Employee as its Chief Operating Officer, and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth. Employee shall have such duties and authority as are customary for such position and as shall from time to time be assigned to Employee by the Chief Executive Officer.” The last sentence of Section 1 of the Agreement is hereby amended as follows: “Employee agrees that so long as he is an employee of the Company he shall not, without obtaining the express prior approval in writing of the Chief Executive Officer and the Board of the Company, engage in any employment, consulting activity or business other than for the Company.”

3.          Employment. Section 1 of the Agreement is hereby further amended by adding the following new sentence to the end of such section: “Notwithstanding the other provisions of this Section 1, Employee is authorized to make and manage personal business investments of his choice, including, without limitation, the management of family-owned companies and investments, subject to the limitations set forth in the Confidentiality and Noncompetition Agreement (as defined below) and provided that such activities do not materially interfere with the performance of the Employee’s duties under the Amended Agreement.”

4.          Term. Section 3 of the Agreement is hereby amended as follows: "This Agreement shall be for an initial term of two years, expiring on the second anniversary of the date hereof; provided, however, it shall automatically renew for additional one year terms on each anniversary date hereof unless notice of expiration is given in writing at least 90 days prior to expiration of the then current term. For the sake of clarity, notification of a non-renewal by the Company within the prescribed 90 day period shall not be considered a "termination" by the Company and as such, shall not invoke the Payment Upon Termination provisions described in Section 3(B), below, which are only applicable for a termination of employment occurring during the term.

The Company may terminate this Agreement at any time for Cause or without Cause (as defined below). Employee may terminate this Agreement at any time with or without Good Reason (as defined below) upon delivery to the Company of thirty (30) days written notice. Termination of this Agreement shall terminate completely Employee’s employment with the Company, including, but not limited to, his role as an officer. If Employee is serving as a member of the Company’s Board, Employee agrees to resign from the Board effective immediately upon termination of this Agreement."

5.          Section 3(B)(ii)(b) of the Agreement is hereby amended as follows:

(b)          Without Cause. The Company may terminate this Agreement without Cause effective immediately upon notice to Employee. In the event the Company terminates this Agreement without Cause, the Company shall pay to Employee in addition to the amounts under the first sentence of Subsection B(i) above, a cash payment equal to two times the sum of: (i) Employee’s then current annual Base Salary, as adjusted for any increase thereto and (ii) an amount equal to the bonus paid to Employee for the prior year (provided that, if no incentive bonus was paid in the prior year the amount shall be 50% of the “target amount” as defined in the Company’s Incentive Compensation Plan for the year in which notice is given). Any amounts payable under this subparagraph shall be paid in equal monthly installments over a period of 24 months commencing no later than sixty (60) days following Employee’s Termination Date, shall be subject to applicable withholdings and shall be subject to Employee signing a Release (as defined below) on or before the sixtieth (60th) day following Employee’s Termination Date and all revocation periods applicable to such Release having expired on or prior to the sixtieth (60th) day following Employee’s Termination Date. Such payments will commence within sixty (60) days following Executive’s termination, with the exact commencement of payments to be determined in the sole discretion of the Company, provided that if such sixty (60) day period commences in one calendar year and ends in the next, the payments will commence in the second calendar year with the first payment to include all payment that would have otherwise been made but for the provisions of this sentence. For the avoidance of doubt, Employee shall not be entitled to any severance and bonus payments if the Employee has not signed the Release, and if all revocation period applicable to the Release have not expired on or prior to the sixtieth (60th) day following Employee’s Termination Date. In addition, the severance and bonus payments outlined in this Section are contingent on Employee fully complying with the terms of the Confidentiality and Noncompetition Agreement signed contemporaneously herewith. If Employee fails to so comply, Employee agrees that the Company has the right to cease making the payments described in this Section and that the Company is entitled to recover from Employee any payments it has already made to Employee.

6.          The first paragraph of Section 3(B)(iii) of the Agreement is hereby amended as follows:

2

(iii)        Change in Control. In the event, within 24 months following a Change in Control of the Company: (A) Employee is terminated without Cause by the Company, or (B) Employee terminates his employment for Good Reason, in lieu of the severance payment outlined in (b) above, Employee will receive, in addition to the amounts under the first sentence of Subsection B(i) above, a cash payment equal to two times the sum of (i) Employee’s then current Base Salary, as adjusted for any increase thereto and (ii) an amount equal to Employee’s previous year’s Incentive Compensation Plan payment. In the event Employee did not receive an Incentive Compensation Plan payment the previous year, the incentive amount shall be 50% of the “target amount” as defined in the Company’s Incentive Compensation Plan for the year in which termination occurs. Any amounts payable under this subparagraph shall be paid in a lump sum within 60 days of the Termination Date subject to subsection 3(C) hereof, shall be subject to applicable withholdings and shall be subject to Employee signing a Release on or before the sixtieth (60th) day following Employee’s Termination Date and all revocation periods applicable to such Release having expired on or prior to the sixtieth (60th) day following Employee’s Termination Date. Such payments will commence within sixty (60) days following Executive’s termination, with the exact commencement of payments to be determined in the sole discretion of the Company, provided that if such sixty (60) day period commences in one calendar year and ends in the next, the payments will commence in the second calendar year with the first payment to include all payment that would have otherwise been made but for the provisions of this sentence. For the avoidance of doubt, Employee shall not be entitled to any severance and bonus payments if the Employee has not signed the Release, and if all revocation period applicable to the Release have not expired on or prior to the sixtieth (60th) day following Employee’s Termination Date. “Change in Control” means “a change in the ownership of the corporation,” “a change in effective control of the corporation,” or “a change in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations. The payments to Employee outlined in this Section are contingent on Employee fully complying with the terms of the Confidentiality and Noncompetition Agreement signed contemporaneously herewith. If Employee fails to so comply, Employee agrees that the Company has the right to cease making the payments described in this Section and that the Company is entitled to recover from Employee any payments it has already made to Employee.

7.          Exhibit A. Exhibit A is hereby amended as follows:

(i)          Section (B) shall read, "Employee shall receive a base salary of $360,000 per year ("Base Salary"). Thereafter, Employee’s Base Salary shall be reviewed annually by the Company’s Compensation Committee and the Board of the Company and may be adjusted upward in its sole discretion. The Base Salary shall be paid during the period of employment, by direct deposit according to the Company’s current standard pay practice of 26 pay periods per year (semi-monthly) or in accordance with the Company’s relevant policies and practices in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes";

(ii)         Section (C) shall read, "In addition to the Base Salary, Employee is eligible to participate in the Company’s Incentive Compensation Plan (the “Plan”) with a target potential bonus equal to seventy five percent (75%) of his Base Salary, with the potential to achieve one hundred percent (100%) of Base Salary if stretch performance targets are achieved. This plan shall be approved annually by the Compensation Committee and approved by the Board of the Company. Employee’s eligibility for or entitlement to any payments under the Plan shall be subject to the terms of the Plan."

3

(iii)        Section (D) shall read, "In accordance with its terms, Employee is eligible to participate in the Company’s Equity Incentive Compensation Plan (the “EICP”) with an annual target equity award with a value equal to seventy five percent (75%) of his Base Salary, with the potential to achieve one hundred percent (100%) of Base Salary if stretch performance targets are achieved. The annual target shall be adjusted annually by the Compensation Committee and approved by the Board of the Company. Employee’s eligibility for or entitlement to any payments under the EICP shall be subject to the terms of the EICP."

(iv)        Section (E) shall read, "Employee shall receive a monthly car allowance of $1,000 and shall be reimbursed for the costs of reasonable repairs, operating expenses and gas.”

8.          Access To Counsel. Employee acknowledges that he has had full opportunity to review this Amended Agreement and has had access to independent legal counsel of his choice to the extent deemed necessary to interpret the legal effect hereof. The Parties represent and acknowledge that they are knowingly and voluntarily entering into this Amended Agreement.

9.          Governing Law. This Amended Agreement shall be interpreted, construed and governed according to the laws of the State of North Carolina. For any claims for relief which are excepted from the arbitration provision as set out above, the Parties submit to the service and exclusive personal jurisdiction of the federal or state courts of Charlotte, North Carolina and irrevocably waive all defenses inconsistent with the terms of this Section.

10.         Fees And Costs. If either Party initiates any action or proceeding (whether by arbitration or court proceeding) to enforce any of its rights hereunder or to seek damages for any violation hereof, then, the Parties shall bear their respective costs and expenses of any such action or proceeding; provided, that, in addition to all other remedies that may be granted, the prevailing Party shall be entitled to recover its reasonable attorneys' fees and all other costs that it may sustain in connection with such action or proceeding. If a dispute is arbitrated, all costs and fees of the arbitrator(s) shall be paid by the Company.

11.         Offset. The Company shall have the right to offset against any sums payable to Employee, any amounts owing to the Company as a result of expense account indebtedness, failure to return Company property, or other advances or debts due.

12.         Counterparts. This Amended Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution and delivery by facsimile shall constitute good and valid execution and delivery unless and until replaced or substituted by an original executed instrument.

13.         Interpretation. The language used in this Amended Agreement shall not be construed in favor of or against either of the Parties, but shall be construed as if both of the Parties prepared this Amended Agreement. The language used in this Amended Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any such Party.

4

14.         Successors and Assigns. This Amended Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including, without limitation, any entity which may acquire all or substantially all of the Company's assets and business or into which the Company may be consolidated or merged, and Employee, his heirs, executors, administrators and legal representatives. Employee may not assign any of his obligations under this Amended Agreement.

15.         Compliance with Section 409A of the Code. This Amended Agreement is intended to comply with, or otherwise be exempt from Section 409A of the Code, and any regulations and Treasury guidance promulgated thereunder and all ambiguities shall be interpreted in a manner consistent with such intent.

5

IN WITNESS WHEREOF, each of the Parties has executed this Amended Agreement as of the date first above written.

CAMPUS CREST COMMUNITIES, INC.

By:	/s/ Donald L. Bobbitt, Jr.

Name: Donald L. Bobbitt, Jr.

Title: Chief Financial Officer

EMPLOYEE:

/s/ Robert Dann
ROBERT DANN

6

Exhibit A

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into as of the 29th day of March, 2011 (the “Effective Date”), by and between Campus Crest Communities, Inc. (the “Company”), and Robert Dann, an individual (“Employee”) (the Company and Employee are hereinafter sometimes collectively referred to as the “Parties”).

RECITALS

A. The Company desires to employ Employee as President, CCREM and CCD, and Executive Vice President of the Company on the terms and conditions hereinafter set forth.

B. Employee desires to accept such employment on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements of the Parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.          Employment. The Company hereby employs Employee as President, CCREM and CCD and Executive Vice President of the Company, and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth. Employee shall manage the day-to-day operations of CCREM and the development business of the company and shall have such other duties and authority as are customary for such position and as shall from time to time be assigned to Employee by the Chief Operating Officer. Employee shall faithfully and to the best of his ability fulfill such duties and shall devote his full business time, attention, skill and efforts with undivided loyalty to the performance of such duties. Employee shall abide by all of the rules, regulations and policies established or promulgated (whether communicated in writing, electronically or orally) by the Company from time to time. Employee agrees that so long as he is an employee of the Company he shall not, without obtaining the express prior approval in writing of the Chief Operating Officer and the Board of the Company, engage in any employment, consulting activity or business other than for the Company.

2.          Compensation and Benefits. During his employment under this Agreement, Employee shall receive the compensation and benefits more particularly described on Exhibit A attached hereto and made a part hereof. The Employee has executed an offer letter that is attached hereto as Exhibit B and incorporated herein. In the event the Company terminates the Incentive Compensation Plan provided for in Exhibit A hereto, the Company shall establish a new plan or such other arrangement as shall be mutually agreeable to the Company and Employee which shall provide Employee with substantially similar economic benefits to those provided under the Incentive Compensation Plan. Furthermore, no amendment or modification to the Incentive Compensation Plan shall reduce the benefits to be provided thereunder without the consent of Employee. Any payments referenced hereunder shall be subject to applicable taxes and other withholdings.

A-1

3.          Termination. This Agreement shall be for an initial term of two years, expiring on the second anniversary of the date hereof; provided, however, it shall automatically renew for additional one year terms on each anniversary date hereof unless notice of termination is given in writing at least 90 days prior to expiration of the initial term or the renewal term, as the case may be. The Company may terminate this Agreement at any time for Cause or without Cause (as defined below). Employee may terminate this Agreement at any time with or without Good Reason (as defined below) upon delivery to the Company of thirty (30) days written notice. Termination of this Agreement shall terminate completely Employee’s employment with the Company, including, but not limited to, his role as an officer. If Employee is serving as a member of the Company’s Board, Employee agrees to resign from the Board effective immediately upon termination of this Agreement.

(A)         Termination Date. The date which the Board of the Company designates as the termination date or, if Employee terminates this Agreement, the date designated by Employee as stated in the written notice delivered to the Company, shall be referred to herein as the “Termination Date.”

(B)         Payment Upon Termination.

(i)          Termination By Employee. In the event Employee terminates this Agreement, the Company shall be obligated to pay Employee that pro-rata portion of his current semi-monthly Base Salary payment, as adjusted for any increase thereto, which is earned but unpaid as of the Termination Date, any earned but unpaid incentive compensation, any accrued but unpaid paid time off (“PTO”) due to him through the Termination Date and any unreimbursed expenses. Employee will not be entitled to, nor will he receive, any type of severance payment, unless he has Good Reason, as defined below, to terminate this Agreement. If Employee has Good Reason then he shall receive the severance outlined in subsection (B)(ii)(b) below addressing Termination by the Company without Cause, subject to its requirements for receipt of such payment. If Employee terminates Employee’s employment pursuant to this subsection (B)(i), then the Company, at its option, may require Employee to cease providing services during the thirty (30) day notice period required therein; provided, however, for purposes of calculating payment upon termination under this Agreement, Employee shall be treated as if he was employed during such thirty (30) day period. “Good Reason” shall mean (1) a material involuntary reduction in Employee’s duties, authority, reporting responsibility or function by the Company, (2) a material reduction in Employee’s compensation package other than as mutually agreed, (3) Employee’s involuntary relocation to a principal place of work more than thirty (30) miles from Charlotte, North Carolina or (4) a material breach by the Company of its obligations hereunder, provided that, upon the occurrence of any of these acts or omissions, Employee gives the Company notice of his belief that he has Good Reason to terminate this Agreement and the Company fails to cure within thirty (30) business days of receipt of Employee’s notice.

(ii)         Termination By Company.

A-2

(a)          Cause. The Company may terminate this Agreement for Cause effective immediately upon written notice to Employee stating the facts constituting such Cause. If Employee is terminated for Cause, the Company shall be obligated to pay Employee that pro-rata portion of his current semi-monthly Base Salary payment, as adjusted for any increase thereto, which is earned but unpaid as of the Termination Date, any earned but unpaid incentive compensation, any accrued but unpaid PTO due to him through the Termination Date and any unreimbursed expenses. Employee will not be entitled to, nor will he receive, any type of severance payment. The term “Cause” shall mean: (1) Employee’s act of gross negligence or misconduct that has the effect of injuring the business of the Company or its parent, subsidiaries or affiliates, taken as a whole, in any material respect, (2) Employee’s conviction or plea of guilty or nolo contendere to the commission of a felony by Employee, (3) the commission by Employee of an act of fraud or embezzlement against the Company, its parent, subsidiary or affiliates, or (4) Employee’s willful breach of any material provision of this Agreement or that certain Confidentiality and Noncompetition Agreement between Employee and the Company which shall be entered into contemporaneously with this Agreement (the “Confidentiality and Noncompetition Agreement”).

(b)          Without Cause. The Company may terminate this Agreement without Cause effective immediately upon notice to Employee. In the event the Company terminates this Agreement without Cause, the Company shall pay to Employee in addition to the amounts under the first sentence of Subsection B(i) above, a cash payment equal to two times the sum of: (i) Employee’s then current annual Base Salary, as adjusted for any increase thereto and (ii) an amount equal to the bonus paid to Employee for the prior year (provided that, if no incentive bonus was paid in the prior year the amount shall be 50% of the “target amount” as defined in the Company’s Incentive Compensation Plan for the year in which notice is given). Any amounts payable under this subparagraph shall be paid in equal monthly installments over a period of 24 months commencing no later than thirty (30) days following Employee’s Termination Date, shall be subject to applicable withholdings. The severance and bonus payments outlined in this Section are contingent on Employee fully complying with the terms of the Confidentiality and Noncompetition Agreement signed contemporaneously herewith. If Employee fails to so comply, Employee agrees that the Company has the right to cease making the payments described in this Section and that the Company is entitled to recover from Employee any payments it has already made to Employee.

(iii)        Change in Control. In the event, within 24 months following a Change in Control of the Company: (A) Employee is terminated without Cause by the Company, or (B) Employee terminates his employment for Good Reason, in lieu of the severance payment outlined in (b) above, Employee will receive, in addition to the amounts under the first sentence of Subsection B(i) above, a cash payment equal to two times the sum of: (i) Employee’s then current Base Salary, as adjusted for any increase thereto and (ii) an amount equal to Employee’s previous year’s Incentive Compensation Plan payment. In the event Employee did not receive an Incentive Compensation Plan payment the previous year, the incentive amount shall be 50% of the “target amount” as defined in the Company’s Incentive Compensation Plan for the year in which termination occurs. Such amount shall be paid in a lump sum within 60 days of the Termination Date subject to subsection 3(C) hereof. “Change in Control” means “a change in the ownership of the corporation,” “a change in effective control of the corporation,” or “a change in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations. The payments to Employee outlined in this Section are contingent on Employee fully complying with the terms of the Confidentiality and Noncompetition Agreement signed contemporaneously herewith. If Employee fails to so comply, Employee agrees that the Company has the right to cease making the payments described in this Section and that the Company is entitled to recover from Employee any payments it has already made to Employee.

A-3

In the event it shall be determined that any payment or distribution to or for the benefit of Employee under this subsection (iii) or the acceleration thereof (the “Triggering Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties with respect to such excise tax (collectively, such excise tax, together with any such interest or penalties, the “Excise Tax”) (all such payments and benefits, including any cash severance payments payable pursuant to any other plan, arrangement or agreement, hereinafter referred to as the “Total Payments”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). All determinations required to be made under this subsection (iii) shall be made in writing within ten (10) business days of the receipt of notice from Employee that there has been a Triggering Payment by the independent accounting firm then retained by the Company in the ordinary course of business (which firm shall provide detailed supporting calculations to the Company and Employee) and such determinations shall be final and binding on the Company and Employee. Any fees incurred as a result of work performed by any independent accounting firm hereunder shall be paid by the Company.

(iv)        Vesting. In the event of: (i) a termination by the Company without Cause, (ii) a termination by Employee for Good Reason, or (iii) a Change in Control occurring prior to Employee fully vesting in any options or restricted equity, then the vesting schedule shall be accelerated so that Employee will be deemed fully vested with respect to such options or restricted equity.

(v)         Disability. The Company may terminate Employee’s employment upon Employee’s total disability. Employee shall be deemed to be totally disabled for purposes of this Agreement if he is unable to perform his essential job duties under this Agreement by reason of a mental or physical illness or condition lasting for a period of 120 consecutive days or more, taking into consideration any reasonable accommodations under the Americans with Disabilities Act, if applicable. The determination as to whether Employee is totally disabled shall be made by a licensed physician selected by the Company. Whether Employee is entitled to receive his Base Salary during the period he is unable to work prior to termination hereunder is contingent on other Company policies and the amount of leave Employee has available to him under those policies. Upon termination by reason of Employee’s disability, the Company’s sole and exclusive obligation will be to pay Employee that pro-rata portion of his current semi-monthly Base Salary payment, as adjusted for any increase thereto, which is earned but unpaid as of the Termination Date, any earned but unpaid bonus and any accrued but unpaid PTO due to him through the Termination Date.

A-4

(vi)        Death. This Agreement shall terminate immediately and without any action on the part of the Company if Employee dies. In such an event, Employee’s estate shall receive from the Company, in a single lump sum, an amount equal to (i) that pro-rata portion of his current semi-monthly Base Salary payment, as adjusted for any increase thereto, which is earned but unpaid as of the date of Employee’s death unless earlier terminated due to disability as set forth in subsection 3(B)(v) above and (ii) any bonus compensation earned by Employee but unpaid prior to Employee’s death, plus other death benefits, if any, generally applicable to the Company’s employees.

(C)         The following rules shall apply with respect to the distribution of payments and benefits, if any, to be provided to Employee under Section 3(B) of this Agreement, as applicable:

(i)          Notwithstanding anything to the contrary contained herein, no payments shall be made to Employee upon Employee’s termination of employment from the Company under this Agreement unless such termination of employment is a “separation from service” within the meaning of Section 409A of the Code. For purposes of determining the timing of payments under this Section 3 only, “Termination Date” shall be deemed to mean the date on which Employee experiences a “separation from service” within the meaning of Section 409A of the Code.

(ii)         It is intended that each installment of the payments and benefits provided under this Section 3(B)(ii)(b), if any, shall be treated as a separate “payment” for purposes of Section 409A of the Code.

(iii)        Notwithstanding anything herein to the contrary, in the event that Employee is deemed to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, any payments to Employee hereunder that are subject to the provisions of Section 409A of the Code shall not be made prior to the six-month anniversary of Employee’s Termination Date. Thereafter, any payment that would otherwise have been made during the six-month period beginning on Employee’s Termination Date will be paid, together with interest at an annual rate (compounded monthly) equal to the federal short-term rate (as in effect under Section 1274(d) of the Code on the termination date), to Employee immediately following such six-month anniversary and no later than thirty (30) days following such anniversary.

4.          Release. Employee agrees that payment by the Company of the amounts set out above (in the event of a termination by the Company Without Cause, termination by Employee for Good Reason or due to a Change in Control) is contingent upon Employee executing a mutual release, acceptable to the Company and Employee which shall recite that such payment is in full and final settlement of any and all actions, causes of actions, suits, claims, demands and entitlements whatsoever which Employee has or may have against the Company or which the Company may have against Employee, their respective affiliates and any of their respective directors, officers, employees, shareholders, representatives, successors and assigns arising out of Employee’s hiring, his employment and the termination of his employment or this Agreement.

A-5

5.          Expenses. The Company shall reimburse Employee for all necessary and reasonable out-of-pocket travel and other business expenses incurred by Employee, which relate to Employee’s duties hereunder, in accordance with the Company’s relevant policies in effect from time to time.

6.          Survival Of Certain Provisions. Any provisions hereof that, by their nature, would survive the termination hereof shall not be discharged or dissolved upon, but shall survive the termination of the employment of Employee with the Company.

7.          Representations And Warranties Of Employee. As of the date hereof and at all times during the term hereof, Employee represents and warrants to the Company that (a) Employee has not entered into and is not bound by any agreement, understanding or restriction (including, without limitation, any covenant restricting competition or solicitation or agreement relating to trade secrets or confidential information) with any third party that in any way limits, restricts or would prevent the employment of him by the Company under this Agreement or the full and complete performance by him of all his duties and obligations hereunder; and (b) the execution of this Agreement by him and the employment of him by the Company under this Agreement will not result in, or constitute a breach of, any term or condition of any other agreement, instrument, arrangement or understanding between him and any third party, or constitute (or, with notice or lapse of time, or both, would constitute) a default, breach or violation of any such agreement, instrument, arrangement or understanding, or which would accelerate the maturity of any duty or obligation of him thereunder.

8.          Indemnity. Employee acknowledges that the Company has relied upon the representations contained in Section 7 hereof. Employee agrees to indemnify and hold the Company, its directors, officers, employees, agents, representatives, affiliates, parent, subsidiary and related companies, representatives and consultants and their insurers and attorneys harmless against any and all claims, liabilities, losses, damages, costs, fees or expenses including, without limitation, reasonable legal fees and costs incurred by the Company, its directors, officers, employees, agents, representatives, affiliates, parent, subsidiary and related companies, representatives and consultants and their insurers by reason of an alleged violation by Employee of any of the representations contained in Section 7 hereof.

9.          Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally, or when sent if mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company	Campus Crest Communities, Inc.

2100 Rexford Road, Suite 414

Charlotte, NC 28211

Attention: Donald L. Bobbitt, Jr.

A-6

With copy to	Dawn H. Sharff, Esq.

Bradley Arant Boult Cummings LLP

One Federal Place

1819 Fifth Avenue North

Birmingham, AL 35203

If to Employee	Robert Dann

4705 Settlers Court

Medina, MN 55340

10.         Enforceability and Reformation; Severability. The Parties intend for all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, in the event that any provision or portion of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, for any reason, under present or future law, such provision shall be severable and the remainder thereof shall not be invalidated or rendered unenforceable or otherwise adversely affected. Without limiting the generality of the foregoing, if a court or arbitrator should deem any provision of this Agreement to create a restriction that is unreasonable as to scope, duration or geographical area, the Parties agree that the provisions of this Agreement shall be enforceable in such scope, for such duration and in such geographic area as such court or arbitrator may determine to be reasonable.

11.         Benefit. The rights, obligations and interests of Employee hereunder may not be sold, assigned, transferred, pledged or hypothecated. Employee shall have no right to commute, encumber or dispose of the right to receive payments hereunder, which payments and the right thereto are non-assignable and non-transferable, and any attempted assignment or transfer shall be null and void and without effect. This Agreement and its obligations shall inure to the benefit of and be binding and enforceable by the successors and assigns of the Company, including, without limitation, any purchaser of the Company, regardless of whether such purchase takes the form of a merger, a purchase of all or substantially all of the Company’s assets or a purchase of a majority of the outstanding capital stock of the Company.

12.         Dispute Resolution. All controversies, claims, issues and other disputes (collectively, “Disputes”) arising out of or relating to this Agreement or Employee’s employment hereunder shall be subject to the applicable provisions of this Section.

(A)         Arbitration. Except for actions seeking relief for violations of the Confidentiality and Noncompetition Agreement, all Disputes shall be settled exclusively by final and binding arbitration in Charlotte, North Carolina, before a neutral arbitrator in an arbitration proceeding administered by the American Arbitration Association (“AAA”) according to the National Rules for the Resolution of Employment Disputes of AAA or, alternatively, upon mutual agreement, to an arbitrator selected by Employee and the Company. Any dispute regarding whether a Dispute is subject to arbitration shall be resolved by arbitration.

(B)         Interstate Commerce. The Parties hereto acknowledge that (i) they have read and understood the provisions of this Section regarding arbitration and (ii) performance of this Agreement will be in interstate commerce as that term is used in the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and the parties contemplate substantial interstate activity in the performance of this Agreement including, without limitation, interstate travel, the use of interstate phone lines, the use of the U.S. mail services and other interstate courier services.

A-7

(C)         Waiver of Jury Trial. If any Dispute is not arbitrated for any reason, the Parties desire to avoid the time and expense relating to a jury trial of such Dispute. Accordingly, the parties, for themselves and their successors and assigns, hereby waive trial by jury of any Dispute. The Parties acknowledge that this waiver is knowingly, freely, and voluntarily given, is desired by all Parties and is in the best interests of all Parties.

13.         Amendment. This Agreement may not be amended, modified or changed, in whole or in part, except by a written instrument signed by a duly authorized officer of the Company and by Employee.

14.         Waiver. No failure or delay by either of the Parties in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

15.         Access To Counsel. Employee acknowledges that he has had full opportunity to review this Agreement and has had access to independent legal counsel of his choice to the extent deemed necessary to interpret the legal effect hereof.

16.         Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of North Carolina. For any claims for relief which are excepted from the arbitration provision as set out above, the Parties submit to the service and exclusive personal jurisdiction of the federal or state courts of Charlotte, North Carolina and irrevocably waive all defenses inconsistent with the terms of this Section.

17.         Fees And Costs. If either Party initiates any action or proceeding (whether by arbitration or court proceeding) to enforce any of its rights hereunder or to seek damages for any violation hereof, then, the Parties shall bear their respective costs and expenses of any such action or proceeding; provided, that, in addition to all other remedies that may be granted, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and all other costs that it may sustain in connection with such action or proceeding. If a dispute is arbitrated, all costs and fees of the arbitrator(s) shall be paid by the Company.

18.         Offset. The Company shall have the right to offset against any sums payable to Employee, any amounts owing to the Company as a result of expense account indebtedness, failure to return Company property, or other advances or debts due.

19.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution and delivery by facsimile shall constitute good and valid execution and delivery unless and until replaced or substituted by an original executed instrument.

20.         Interpretation. The language used in this Agreement shall not be construed in favor of or against either of the Parties, but shall be construed as if both of the Parties prepared this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any such Party.

A-8

21.         Execution of Further Documents. The Parties covenant and agree that they shall, from time to time and at all times, do all such further acts and execute and deliver all such further documents and assurances as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

22.         Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including, without limitation, any entity which may acquire all or substantially all of the Company’s assets and business or into which the Company may be consolidated or merged, and Employee, his heirs, executors, administrators and legal representatives. Employee may not assign any of his obligations under this Agreement.

23.         Entire Agreement. This Agreement and the Exhibit attached hereto represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and shall supersede any prior agreements and understanding between the Parties with respect to that subject matter.

24.         Compliance with Section 409A of the Code. This Agreement is intended to comply with, or otherwise be exempt from Section 409A of the Code, and any regulations and Treasury guidance promulgated thereunder and all ambiguities shall be interpreted in a manner consistent with such intent.

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the date first above written.

CAMPUS CREST COMMUNITIES, INC.

By:

Name:

Title:

EMPLOYEE:

ROBERT DANN

A-9

Exhibit A — Employment Agreement with Robert Dann

Compensation and Benefits

(A) Employee’s employment with the Company shall become effective on April 18, 2011.

(B) Employee shall receive a base salary of $290,000 per year, which will increase to $320,000 per year effective on January 1, 2012 (as such base salary may hereafter from time to time be adjusted as provided herein, the “Base Salary”). Thereafter, Employee’s Base Salary shall be reviewed annually by the Company’s Compensation Committee and the Board of the Company and may be adjusted upward in its sole discretion. The Base Salary shall be paid during the period of employment, by direct deposit according to the Company’s current standard pay practice of 26 pay periods per year (semi-monthly) or in accordance with the Company’s relevant policies and practices in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes.

(C) In addition to the Base Salary, Employee is eligible to participate in the Company’s Cash Incentive Compensation Plan (the “CICP”) with a target potential bonus equal to fifty percent (50%) of his Base Salary, with the potential to achieve one hundred percent (100%) of Base Salary if stretch performance targets are achieved. This CICP shall be approved annually by the Compensation Committee and approved by the Board of the Company. Employee’s eligibility for or entitlement to any payments under the CICP shall be subject to the terms of the Plan.

(D) In accordance with its terms, Employee is eligible to participate in the Company’s Equity Incentive Compensation Plan (the “EICP”). The Employee will receive a grant of 17,250 shares of restricted common stock of the Company on the Effective Date, which grants of shares will vest 25% on each of the first anniversary, 25% on the second anniversary, and 50% on the third anniversaries of the date of grant. Employee’s rights and entitlements with respect to any such benefits shall be subject to the provisions of the EICP, which Employee acknowledges.

(E) Employee shall receive a company car with monthly lease payments not to exceed $1000 a month.

A-10

(F) Subject to, and in accordance with, their terms, Employee shall be entitled to participate in any plans, insurance policies or contracts maintained by the Company relating to retirement, health, disability, vacation, auto, and other related benefits. These currently include health, dental and life insurance, and 401K. Company agrees to achieve Safe Harbor status for its 401K plan or provide a make whole payment to the Employee for any difference in contributed amounts for the 401K plan. Employee is eligible to accrue compensated business days of PTO each year, initially accruing at the rate of one and 83/1000ths (1.083) days per month of service, beginning with the completion of Employee’s first month of service. After the completion of Employee’s first year of employment, for each additional year employed thereafter, Employee shall accrue one additional day of PTO. By way of example only, Employee shall accrue PTO at a rate of one and 167/1000ths (1.067) days per month beginning the first day of his second year of employment. PTO is accrued on a calendar year basis with a total maximum accrual of twenty-one (21) days per year. Up to five (5) days of unused PTO may be carried over from one year to the following year, but carried-over PTO must be used within the year following its accrual. Upon Employee’s termination from the Company, current year accrued but unused PTO will be considered for payment to Employee, but carried-over PTO will not be paid to Employee. PTO generally may not be used in advance of its accrual, but any unaccrued but used PTO will be considered an advance and will be deducted from Employee’s final paycheck upon termination. Employee is also eligible for eight (8) paid holidays per year as designated by the Company. Employee’s rights and entitlements with respect to any such benefits shall be subject to the provisions of the relevant plans, contracts or policies providing such benefits. Nothing contained herein or in any employment offer shall be deemed to impose any obligation on the Company to maintain or adopt any such plans, policies or contracts or to limit the Company’s right to modify or eliminate such plans, policies or contracts in its sole discretion.

(G) Employee will be entitled to a make-up payment equal to 50% of the difference between the net proceeds realized upon the sale of his home and it’s original purchase price, half to be paid in cash and half in restricted stock with a three year vest as described in section (D) of Exhibit A to be awarded on the close of escrow.

(H) Employee hereby acknowledges and agrees that, except as set forth in this Exhibit, he shall not be entitled to receive any other compensation, payments or benefits in connection with his employment under this Agreement.

A-11